Exhibit 16

Deloitte & Touche LLP Two World Financial Center New York, New York 10281 Tel: 212 436-6580 Fax: 212 652-2449 www.deloitte.com

May 7, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Dillard’s, Inc. Form 8-K dated May 4, 2009, and have the following comments:

1)	We agree with the statements made in the second, third, fourth and fifth paragraphs of Item 4.01(a)

2)	We have no basis which to agree or disagree with the statements made in the first paragraph of Item 4.01(a) and Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP